As filed with the Securities and Exchange Commission on January 14, 2004.

Registration No. 333-111849

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM F-1

REGISTRATION STATEMENT
 UNDER
 THE SECURITIES ACT OF 1933

Lipman Electronic Engineering Ltd.

(Exact name of Registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	3578 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

11 Haamal Street, Park Afek
Rosh Haayin 48092, Israel
(972-3) 902-9730
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Lipman U.S.A., Inc.
50 Gordon Drive
Syosset, New York 11791
(516) 484-9898
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neil Gold, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 (212) 318-3000 Facsimile: (212) 318-3400	David Gotlieb, Adv. Shnitzer, Gotlieb, Sharon & Co. 28 Bezalel Street Ramat-Gan 52521, Israel (972-3) 754-9922 Facsimile: (972-3) 754-9920	David S. Lefkowitz, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000 Facsimile: (212) 310-8007	Aaron M. Lampert, Adv. Naschitz, Brandes & Co. 5 Tuval Street Tel Aviv 67897, Israel (972-3) 623-5000 Facsimile: (972-3) 623-5005

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Ordinary Shares, nominal value NIS 1.00 per share	3,450,000	(2)	$39.32	$135,654,000	$10,975(3)

(1)	Estimated solely for purposes of calculating the registration fee based on the average of the high and low sale prices of the ordinary shares on the Tel Aviv Stock Exchange on January 5, 2004.
(2)	Includes ordinary shares that may be issued upon exercise of the underwriters' overallotment option.
(3)	This fee was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment specifically stating that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discount) will be as follows:

Securities and Exchange Commission Filing Fee	$10,975
NASD Filing Fee	14,066
Nasdaq Listing Fee	100,000
Israel Stamp Duty	788,000
Fees of Transfer Agent and Registrar	3,500
Accounting Fees	250,000
Legal Fees	500,000
Printing and Engraving Fees	250,000
Miscellaneous	83,459
Total	$2,000,000

Item 14.    Indemnification of Directors and Officers

Section 258 of the Companies Law, 1999 (the "Israeli Companies Law") prohibits a company from exculpating an officer or director from liability for the breach of his duty of loyalty. The company may exculpate an officer or director from liability for the breach of his duty of care, may insure his liability for a breach of these duties, or indemnify him for a breach, but only according to the provisions of the following sections:

Section 259 of the Israeli Companies Law permits a company to provide in its Articles of Association that an officer or a director of the company may be exculpated, to the extent provided in the Articles, from liability for the breach of his duty of care.

Section 260A of the Israeli Companies Law permits a company to provide in its Articles of Association that the company may indemnify an officer or a director in such capacity, for:

•	monetary liability incurred pursuant to a judgement, including a settlement or arbitration decision approved by a court, in an action brought by a third party;
•	reasonable legal expenses incurred in an action brought against the director or officer by or on behalf of the company or others; and
•	reasonable legal expenses incurred in defending criminal charges of which the director or officer was acquitted, or as a result of a criminal charge that does not require proving criminal intent of which the director or officer was convicted.

Section 260B of the Israeli Companies Law specifies that the indemnification provision in a company's Articles of Association may be a blanket obligation to indemnify in advance, provided it is limited to events the board of directors can foresee when providing the obligation and that it is limited to a sum the board of directors determines is reasonable in the circumstances, or a provision permitting the company to indemnify an officer or a director on an ad hoc basis after the fact.

Section 261 of the Israeli Companies Law permits a company to provide in its Articles of Association that the company may insure an officer or a director. This insurance may cover liability for breach of the duty of care or, to the extent the officer or director acted in good faith and has a reasonable basis to believe that the act would not prejudice the company, for the breach of the duty of loyalty. A company's Articles of Association may also allow it to insure officers and directors for monetary liabilities incurred as a result of an act or an omission committed in connection with his serving as an officer or director of the company.

All of these provisions are specifically limited in their scope by the Israeli Companies Law, which provides that a company may not indemnify an officer or director nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the officer or director of the duty of loyalty, unless the officer or director acted in good faith and has a reasonable basis to believe that the act would not prejudice the company;
•	an intentional or reckless breach by the officer or director of the duty of care;
•	any act of omission done with the intent to derive an illegal personal benefit; or
•	any fine levied against the director or officer.

Section 25 of the Registrant's Articles of Association, as amended, provides as follows:

EXEMPTION, INSURANCE AND INDEMNITY

25.    Exemption, Insurance and Indemnity

25.1	The Company may exempt, in advance, an officer of the Company from his liability, in whole or in part, in respect of damage following breach of his duty of care towards the Company.

25.2	Subject to the provisions of the Companies Law, the Company may engage in a contract to insure the liability of an officer of the Company, including an officer of the Company who is serving or has served on its behalf or at its request as a director of another company in which the Company holds shares, directly or indirectly, or in which the Company has any interest (hereinafter: "Director of Another Company") in respect of any liability imposed upon him following an act which he carried out in his capacity as an officer of the Company, in any one of the following events:

25.2.1	Breach of the duty of care towards the Company or towards any other person.

25.2.2	Breach of fiduciary duty towards the Company, provided that the officer acted in good faith and had reasonable grounds to assume that the act would not prejudice the Company's interests.

25.2.3	Financial liability which shall be imposed upon him in favor of another person.

25.3	The Company may indemnify an officer of the Company on account of a liability or expense as specified in paragraphs 25.3.1 and 25.3.2 below, which was imposed upon him following an act which he carried out in his capacity as an officer of the Company.

25.3.1	Financial liability imposed upon him in favor of another person pursuant to a judgment, including a compromise judgment, or an arbitrator's award approved by a court.

25.3.2	Reasonable litigation expenses, including legal fees paid by an officer or which he was required to pay by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or in criminal charges from which he was acquitted, or in criminal charges in which he was convicted of an offense which does not require proof of mens rea.

25.4	The Company may give an undertaking in advance to indemnify an officer in respect of a liability or expense as specified in Article 25.3 above, provided that the undertaking is limited to types of events which, in the opinion of the Board of Directors, may be foreseen, at the time of giving the undertaking for indemnity, and to such amount as the Board of Directors shall determine to be reasonable given the circumstances of the matter, and provided that the total amount of the indemnity shall not exceed 25% of the shareholders' equity of the Company at the time of the indemnity, according to the last financial statements, as of the date of making the actual payment of the indemnity.

25.5	The Company may also indemnify an officer of the Company retroactively.

25.6	Subject to the provisions of the Companies Law, the Company may indemnify any person, including an officer of the Company, who is serving or has served on its behalf or at its request as a director of another company in which the Company holds shares, directly or indirectly, or in which the Company has any interest (hereinafter: "Director of Another Company") in respect of any liability or expense as specified in Article 25.3 above which shall be imposed on him following an act which he carried out in his capacity as a Director of Another Company, by means of retroactive indemnity or by means of giving an undertaking to indemnify such person, provided that the said undertaking is limited to types of events which, in the opinion of the Board of Directors, may be foreseen, at the time of giving the undertaking for indemnity, and to such amount as the Board of Directors shall determine to be reasonable given the circumstances of the matter.

25.7	Sections 25.1 to 25.6 shall not apply in respect of any of the following events —

25.7.1	Breach of fiduciary duty, with the exception of that stated in Article 25.2.2 above.

25.7.2	Breach of the duty of care performed deliberately or recklessly.

25.7.3	An action committed with the intention of making personal gain, unlawfully.

25.7.4	A penalty or fine imposed on an officer.

25.8	Resolutions with respect to giving an exemption, insurance, indemnity or giving an undertaking for indemnity to a director and/or an officer who is not a director shall be passed subject to any law.

25.9	A resolution to approve an exemption, insurance or indemnity in the Articles of the Company and the alteration thereof shall be passed with such majority as specified in section 262(b) of the Companies Law or any other section as shall replace same.

Item 15.    Recent Sales of Unregistered Securities

Within the past three years, we have issued securities without registration under the Securities Act of 1933, as follows:

•	On April 6, 2000, we completed a private placement offering in which we sold 108,818 ordinary shares to Mony Zenou. The shares were issued in connection with a transaction in which we acquired the remaining 5% interest in Lipman U.S.A., Inc. from Mr. Zenou in exchange for $300,000 in cash and 108,818 ordinary shares.
•	In 2002, we issued 73,400 shares upon exercise of options by our employees.
•	In 2003, we issued an additional 400,600 shares upon exercise of options by our employees.
•	In January 2004, we issued an additional 5,750 shares upon exercise of options by our employees.

The securities issued in the transactions described above were deemed exempt from registration under the Securities Act in reliance upon Section 4(2), Regulation S or Rule 701 of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Exhibit
1.1	Form of Underwriting Agreement.
3.1	Memorandum of Association of Registrant.*
3.2	Articles of Association of Registrant, as amended.*
4.1	Specimen of Certificate for Ordinary Shares.*
4.2	Registration Rights Agreement, dated November 18, 2003, by and among Lipman Electronic Engineering Ltd., Mivtach Shamir Holdings Ltd. and Mez-Op Holdings Ltd.*
5.1	Opinion of Shnitzer, Gotlieb, Sharon & Co.*
10.1	Lease Agreement, dated as of March 17, 2002, between Lipman Electronic Engineering Ltd. and Mivnei Ta'asiya Ltd. (English translation).*
10.2	Management Contract, dated as of April 4, 2003, between Lipman Electronic Engineering Ltd. and Jacob Perry Management Services Ltd. (English translation).*
10.3	Shareholders Agreement, dated as of August 13, 2002, between Mivtach Shamir Holdings Ltd. and Mez-Op Holdings Ltd.*
10.4	Purchase Agreement, dated June 1, 2003, among Seiko Instruments GmbH, RCM LTD and Lipman Electronic Engineering Ltd.†*
10.5	Key Employee Share Option Plan (English Translation).*
10.6	Framework Agreement, dated April 29, 2003, among Philips Semiconductors, Avnet ASIC Israel Ltd., Wizcom Technologies Ltd. and Lipman Electronic Engineering Ltd.†*
10.7	Lipman Electronic Engineering Ltd. Stock Option Plan (English Translation).*
10.8	Reseller Agreement between TASQ Technology, Inc. and Lipman U.S.A. Inc., dated November 26, 1999, and Addendum No. 4 thereto, dated December 18, 2002.†*
21.1	Subsidiaries of Registrant.*
23.1	Consent of Shnitzer, Gotlieb, Sharon & Co. (contained in their opinion constituting Exhibit 5.1).*
23.2	Consent of Kost Forer & Gabbay, a member of Ernst & Young Global.*
24.1	Power of Attorney (included in the signature page).*

†	Portions have been omitted pursuant to a request for confidential treatment.
*	Previously filed.

(b) Financial Statement Schedules

Not applicable.

Item 17.    Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Haayin, Israel on the 14th day of January 2004.

LIPMAN ELECTRONIC ENGINEERING LTD.

By: /s/ Isaac Angel

Isaac Angel President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
*	Chairman of the Board of Directors	January 14, 2004
Jacob Perry
/s/ Isaac Angel	President and Chief Executive Officer (Principal Executive Officer)	January 14, 2004
Isaac Angel
/s/ Mike Lilo	Chief Financial Officer (Principal Financial and Accounting Officer)	January 14, 2004
Mike Lilo
*	Director	January 14, 2004
Meir Shamir
*	Director	January 14, 2004
Ishay Davidi
*	Director	January 14, 2004
Aharon Lipman
*	Director	January 14, 2004
Rami Lipman
*	Director	January 14, 2004
Avraham Nussbaum
*	Director	January 14, 2004
Mordechai Gorfung
*	Director	January 14, 2004
Linda Harnevo
*	Director	January 14, 2004
Izhak Davidi

Signature	Title	Date
*	Director	January 14, 2004
Jonathan Kaplan

Authorized Representative
in the United States:

LIPMAN U.S.A., INC

By: /s/ Mony Zenou

Mony Zenou
President and Chief Executive Officer

*By: /s/ Isaac Angel

Isaac Angel
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit
1.1	Form of Underwriting Agreement.
3.1	Memorandum of Association of Registrant.*
3.2	Articles of Association of Registrant, as amended.*
4.1	Specimen of Certificate for Ordinary Shares.*
4.2	Registration Rights Agreement, dated November 18, 2003, by and among Lipman Electronic Engineering Ltd., Mivtach Shamir Holdings Ltd. and Mez-Op Holdings Ltd.*
5.1	Opinion of Shnitzer, Gotlieb, Sharon & Co.*
10.1	Lease Agreement, dated as of March 17, 2002, between Lipman Electronic Engineering Ltd. and Mivnei Ta'asiya Ltd. (English translation).*
10.2	Management Contract, dated as of April 4, 2003, between Lipman Electronic Engineering Ltd. and Jacob Perry Management Services Ltd. (English translation).*
10.3	Shareholders Agreement, dated as of August 13, 2002, between Mivtach Shamir Holdings Ltd. and Mez-Op Holdings Ltd.*
10.4	Purchase Agreement, dated June 1, 2003, among Seiko Instruments GmbH, RCM LTD and Lipman Electronic Engineering Ltd.†*
10.5	Key Employee Share Option Plan (English Translation).*
10.6	Framework Agreement, dated April 29, 2003, among Philips Semiconductors, Avnet ASIC Israel Ltd., Wizcom Technologies Ltd. and Lipman Electronic Engineering Ltd.†*
10.7	Lipman Electronic Engineering Ltd. Stock Option Plan (English Translation).*
10.8	Reseller Agreement between TASQ Technology, Inc. and Lipman U.S.A. Inc., dated November 26, 1999, and Addendum No. 4 thereto, dated December 18, 2002.†*
21.1	Subsidiaries of Registrant.*
23.1	Consent of Shnitzer, Gotlieb, Sharon & Co. (contained in their opinion constituting Exhibit 5.1).*
23.2	Consent of Kost Forer & Gabbay, a member of Ernst & Young Global.*
24.1	Power of Attorney (included in the signature page).*

†	Portions have been omitted pursuant to a request for confidential treatment.
*	Previously filed.